Eilenberg & Krause LLP

11 East 44th Street

New York, New York 10017

Telephone: (212) 986-9700

Facsimile: (212) 986-2399

November 10, 2010

To each of the Purchasers
signatory to the Agreement
(as defined below)

and

Rodman & Renshaw LLC

Re: Securities Purchase Agreement, dated November 5, 2010, between EpiCept Corporation and the Purchasers signatory thereto (the “Agreement”)

Ladies and Gentlemen:

We have acted as counsel to EpiCept Corporation, a Delaware corporation (the “Company”), in connection with the preparation of, and the consummation of the transactions contemplated by, the Agreement, with respect to the issuance and sale by the Company of 3,278,691 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase up to 1,311,476 shares of Common Stock (the “Warrants”). This opinion is being rendered to you pursuant to Section 2.2(a) of the Agreement. Capitalized terms defined in the Agreement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Agreement, (ii) the Warrants, (iii) the Registration Statement on Form S-3 (File No. 333-160571) filed on July 14, 2009, as amended to date, (iv) the Prospectus, dated July 23, 2009, including the documents incorporated by reference therein (the “Base Prospectus”), (v) the Prospectus Supplement, dated November 5, 2010, and filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) including the documents incorporated by reference therein (the “Prospectus Supplement”), relating to the offering of the Shares and the Warrants and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement. As used herein, “to our knowledge”, “of which we are aware” and “we are not aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as described in the Prospectus Supplement.

2. The Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the other parties thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding or at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

3. The Shares to be issued pursuant to the Agreement have been duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights pursuant to law or in the Company’s Certificate of Incorporation. The Company has reserved a sufficient number of shares of Common Stock to honor the exercise of the Warrants.

4. The Warrants have been duly authorized, executed and delivered by the Company, and when issued as contemplated by the Agreement, will be validly issued.

5. No consent, approval, waiver, license or authorization or other action by or filing with any federal or New York State governmental authority is required in connection with the execution and delivery by the Company of the Agreement, the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder, other than (i) filings and other actions required pursuant to the Securities Act and/or the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or pursuant to federal and state securities and blue sky laws, as to which we express no opinion, (ii) pursuant to any rules, regulations or requirements promulgated by the Financial Industry Regulatory Authority, as to which we express no opinion and (iii) those already obtained.

6. The Registration Statement and any amendments thereto have become effective under the Securities Act, and we are not aware of any stop order suspending the effectiveness of the Registration Statement.

The opinions expressed herein are limited to the laws of the State of New York, corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent.

Very truly yours,